RESTATED ARTICLES OF INCORPORATION
                                    OF
                        KIMBARK OIL & GAS COMPANY


THE STATE OF COLORADO    S
                         S
COUNTY OF DENVER         S


The undersigned natural persons, acting as the President and Secretary of Kimbark Oil & Gas Company, a Colorado corporation (the "Corporation"), file the following Restated Articles of Incorporation (the "Articles") for the Corporation. These Articles correctly set forth the provisions for the Articles of Incorporation, as amended, and such amendments have been adopted by the Board of Directors by resolution and approved by the shareholders receiving the affirmative vote of the holders of a majority of the shares entitled to vote thereon. These Articles supersede the original Articles of Incorporation and all amendments thereto.

                                    1.

     The name of the Company shall be Kimbark Oil & Gas Company.

                                    2.

     The term for which the Corporation is to exist is perpetual.

                                    3.

     (a) The purpose for which this Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Colorado.

     (b) The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado and may do everything necessary, equitable or proper for the accomplishment of any of its corporate purposes.

                                    4.

     (a) The aggregate number of shares which the Corporation shall have the authority to issue is 40,000,000 shares of Common Stock with a par value of each share of $.10, and 10,000,000 shares of preferred stock with a par value of each share of $.10.

     (b) The board of directors of the Corporation ("Board of Directors") is authorized, subject to limitations prescribed by Colorado law and the provisions of this Article 4 to divide the preferred stock into series and fix the determine the relative rights and preferences of the shares of any series so established.

     (c) The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, the time of payment of dividends, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether shares of that series shall have voting powers, in addition to the voting powers provided by law, and if so, the terms of such voting powers;

          (iv) Whether shares of that series shall have conversion privileges, and, if so, the terms and conditions on which such shares may be converted, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the redemption price, which amount may vary under different conditions and at different redemption rates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (viii) Any other relative rights, preferences and limitations of that series.

     Any of the voting powers, designation, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in int by these provisions, provided that such facts and the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of stock are clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

     (d) Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     (e) At all meetings of stockholders, one-third of the shares entitled to vote at such meeting represented in person or by proxy, shall constitute a quorum, and at any meeting at which a quorum is present the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders; except that the following actions shall require the affirmative vote or concurrence of the holders of at least a majority of all of the outstanding shares of the Corporate entitled to vote thereon: (1) adopting an amendment or amendments to these articles of incorporation, (2) lending money to, guaranteeing the obligations of or otherwise assisting any of the directors of the Corporation, (3) authorizing the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation, with or without its good w ill, not in the usual and regular course of business, (4) approving a plan of merger or consolidation, (5) adopting a resolution submitted by the Board of Directors to dissolve the Corporation, and (6) adopting a resolution submitted by the Board of Directors to revoke voluntary dissolution proceedings.

     (f) The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of either stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

                                    5.

     (a) The Corporation shall have the right to indemnify any person to the fullest extent allowed by the laws of Colorado.

     (b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-5-114 of the Colorado Corporation Coed, or (iov) for any transaction from which the director derived an improper personal benefit. If the Colorado Corporation Code is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

     (c) Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    6.

     The initial registered office of the Corporation shall be:

               1580 Lincoln Street
               Suite 1000
               Denver, Colorado 80203

     and the name of its registered agent at such address shall be Rodgers
A. Dockstader.

     The number of directors of the Corporation shall be not less than three nor more than fifteen, and determined from time to time by the Board of Directors; provided however, that there need be only as many directors as there are shareholders.

                                    8.

     The name and address of the initial directors is as follows:

          Rodgers A. Dockstader         1580 Lincoln Street
                                        Suite 1000
                                        Denver, Colorado 80203

     The name and address of incorporator is as follows:

          Robert K. Whitt               P. O. Box 2776
                                        Midland, TX 79702

     No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock, whether now or hereafter authorized, of the Corporation, (2) any obligations, evidences or indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to any such unissued or treasury shares, (3) any warrant or option for the purchase of, any of the foregoing securities, or (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

     IN WITNESS WHEREOF, I have hereunto set my hand, this 28th day of August 1987.

                                   /s/ Rodgers A. Dockstader
                                   Rodgers A. Dockstader, President

                                   /s/ Andrew J. Wolfe
                                   Andrew J. Wolfe, Secretary


STATE OF COLORADO     S)
                      S)
COUNTY OF             S)

     Before me, a notary public, on this day personally appeared Rodgers A. Dockstader, know to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

     Given under my hand and seal of office this 28th day of August 1987.
                                  /s/ Cecily Ann Voruz
(Notarial Seal)                   Notary Public
                                  State of Colorado
                                  Printed Name:  Cecily Ann Voruz
                                  1580 Lincoln Street, Suite 1000
                                  Denver, Colorado 80203